Exhibit 99.1

November 16, 2015

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2015, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Quarterly Report on Form 10-Q

Our quarterly report on Form 10-Q for the quarter ending September 30, 2015 has been filed with the SEC. The full 10-Q is available on our website under the Investors tab, SEC Filings. We are pleased to report that our 2015 third quarter funds from operations (“FFO”) was $182,000 (approximately 1 cent per share), as compared to $(170,000) in the third quarter of 2014; and our 2015 FFO for the nine months ending September 30 was $1,536,000 (approximately 7 cents per share), as compared to $(79,000) for the same period in 2014. FFO is a non-GAAP (Generally Accepted Accounting Principles) supplemental measure that is widely recognized as a measure of REIT operating performance. It is defined as net income or loss, computed in accordance with GAAP, excluding extraordinary items as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, noncontrolling interests and subsidiaries. See our quarterly report on Form 10-Q for more details on this calculation and its reconciliation with GAAP.

Annual Meeting of Stockholders

Our annual meeting of stockholders was held on October 28, 2015 at our corporate office in Lake Forest, California. Paul Danchik, J. Steven Roush, and Suzanne Koenig were elected to the board of directors to serve a one-year term expiring in 2016. Our newest board member, Suzanne Koenig, has extensive knowledge of the senior housing industry and brings to the board approximately 30 years of experience in operating long-term care facilities. She is president and founder of SAK Management Services LLC, a nationally recognized long-term care management and healthcare consulting services company. In addition to the election of the board of directors, the Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan was approved.

Recent Acquisitions

Texas

On October 30, 2015, the REIT acquired a 10% interest in four skilled nursing facilities located in the cities of Granbury, Woodville, Jacksonville, and Longview, Texas, for a total purchase price of $27 million in a sale-leaseback transaction. The facilities consist of a total of 483 licensed beds, and are operated by and triple-net leased to a third party operator.

The acquisition was made through the existing joint venture between Summit Healthcare Operating Partnership, LP (“Summit OP”), which is wholly owned by the REIT, and Best Years, LLC.

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022

www.SummitHealthcareReit.com

Wisconsin

On November 3, 2015, the REIT acquired four Wisconsin assisted living and memory care facilities. The properties are located in the cities of Green Bay and Appleton, and were purchased for approximately $18.4 million. The facilities, which have a total of 125 units, have been triple-net leased to an affiliate of Compass Senior Living, LLC (“Compass”). Compass also operates another property in the REIT’s portfolio.

With these eight recent acquisitions, the REIT now has ownership interests in 25 senior housing facilities. We intend to continue pursuing new opportunities to expand and diversify the REIT’s portfolio.

If you have any questions, please contact your financial advisor or our investor services and transfer agent team at ACS Securities at (888) 522-1771. You are also welcome to contact the investor services department at our corporate office at (800) 978-8136.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc:	Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2014, and quarterly reports for the periods ended March 31, 2015, June 30. 2015, and September 30, 2015. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.